Exhibit 99.1

Contacts:	Investors:
Anna Marie Dunlap
SVP Investor & Corporate Communications
Corinthian Colleges, Inc.
714-424-2678

Media:
Cecilia Wilkinson
Pondel Wilkinson, Inc.
310-279-5980

CORINTHIAN COLLEGES REPORTS

FY 2006 SECOND QUARTER

Santa Ana, CA, January 31, 2006 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the second quarter ended December 31, 2005.

“In the second quarter we made progress on several fronts,” said Jack D. Massimino, Corinthian’s chief executive officer. “The year-over-year decline in student starts improved from 4.2% in the first quarter of fiscal 2006 to less than 1% in the second quarter, excluding the impact of recent hurricanes. Operating margins also improved sequentially, from 5.0% to 7.1%. We also strengthened our market analysis and planning capabilities during the quarter, which we believe will help identify and capture new growth opportunities in our local markets. In addition, our enhanced centralized training process for admissions representatives has helped reduce turnover, and our Internet lead processing times have improved as a result of implementing automated dialing.”

“Revitalizing enrollment growth continues to be our main challenge,” Massimino said. “We believe it will take several more quarters to see the full benefit of our improvement initiatives. We plan to remain focused on upgrading management, increasing conversion rates, filling excess capacity, increasing standardization, consolidating systems and improving our competitive position.”

In October 2005, Corinthian’s Board of Directors approved a share repurchase of up to $70 million of the Company’s common stock, and the repurchase is now complete. “Given the recent valuation of our stock, we believe a repurchase program was a prudent use of capital,” Massimino said. “Corinthian has a large market opportunity, and we believe the basic operational improvements we are making will reward shareholders over time.”

Comparing the second quarter of fiscal 2006 with the same quarter of the prior year (All data presented includes the previously announced change in revenue recognition policy):

•	Net revenue was $244.5 million versus $246.8 million. The previously announced divestiture of Corporate Education Services (CES) reduced revenue by approximately $6.3 million in Q2 06. Excluding CES, revenue increased by approximately $4 million or 1.7%, in Q2 06 versus Q2 05.

•	Total student population was 66,319 versus 70,022.

•	Total student starts were 21,376 versus 21,967. Excluding the impact of hurricanes, student starts declined by 0.9%. As a result of hurricane damage, one of our schools in New Orleans has been closed, and several schools were temporarily closed in Houston and in South Florida.

•	Operating income was $17.5 million compared with operating income of $33.0 million.

•	Net income was $10.7 million compared with $20.4 million.

•	Diluted earnings per share were $0.12 versus $0.22. Q2 06 includes stock-based compensation expense of $0.01 per share, reflecting our adoption of FAS 123R.

Comparing the first six months of fiscal 2006 with the same period of the prior year:

•	Total revenue increased to $480.8 million from $471.4 million.

•	Operating income was $29.3 million compared with $58.3 million.

•	Net income was $18.1 million versus $35.0 million.

•	Earnings per diluted share were $0.20 versus $0.38.

Financial Review

As reported on August 22, 2005, we have changed our revenue recognition method for certain diploma programs. This change required a restatement of revenue for fiscal years 2001 through the first three quarters of fiscal 2005. Our fiscal 2005 Form 10-K contains the restated financial statements for the applicable time periods. The percent-of-revenue data presented below includes the effect of the change in revenue recognition policy for all periods presented.

Educational services expenses were 55.3% of revenue in Q2 06 versus 54.0% in Q2 05. The increase was mainly the result of higher compensation; increased facility costs, including depreciation and amortization; and higher bad debt expense. Bad debt expense was 5.4% of revenue in Q2 06 versus 5.1% in Q2 05. The increase is the result of increased bad debt in several of our degree-granting schools.

Marketing and admissions expenses were 27.2% of revenue in Q2 06 versus 23.4% in Q2 05. The increase was primarily the result of higher advertising costs and investments in lead processing technology.

General and administrative (G&A) expenses were 9.6% of revenue in Q2 06 versus 9.3% in Q2 05. The increase is proportional to the increase in revenue.

Statement of Financial Accounting Standards No. 123R expense – We adopted FAS 123R at the beginning of fiscal 2006, resulting in stock-based compensation expense of 0.8% of revenue in Q2 06.

Operating margin – As a result of the factors outlined above, our operating margin was 7.1% in Q2 06 versus 13.4% in Q2 05.

Cash, restricted cash and marketable securities totaled $115.2 million at December 31, 2005, compared with $99.2 million at June 30, 2005.

Capital expenditures were $22.8 million in the first half of fiscal 2006 compared with $38.8 million in the same period of fiscal 2005. Cash flow from operations was $83.4 million in the first half of fiscal 2006 versus $75.5 million for the same period of fiscal 2005.

Facilities – We opened three new facilities in the second quarter of fiscal 2006: an Olympia College in Merrionette Park, Illinois; an Everest College in Mesa, Arizona; and a Bryman Institute in South Plainfield, New Jersey. The Olympia and Bryman campuses will offer healthcare diploma programs. The Everest campus will offer regionally accredited degrees in business and criminal justice, and a medical assisting diploma program. No other new facilities are planned for fiscal 2006.

Guidance

Our fiscal 2006 guidance relative to operating performance remains unchanged, at $0.50 to $0.56 per diluted share. We expect earnings for the fiscal 2006 third quarter ending March 31, 2006, to be approximately $0.15 - $0.17 per diluted share, including approximately $0.01 for stock-based compensation expense. The Company will provide more detailed guidance during its conference call today (details below).

Conference Call Today

We will host a conference call at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) today, for the purpose of discussing second quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Conference Calls) and www.fulldisclosure.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EST, Tuesday, February 7. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use pass code 36042170.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 97 colleges in 25 states in the U.S. and 33 colleges in seven provinces in Canada. The Company’s mission is to help students prepare for careers that are in demand or advance in their chosen career. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of fields, including healthcare, business, criminal justice, transportation maintenance, trades and technology.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s statements regarding the steps it is taking to improve enrollment growth and operating margins; and its statements under the heading “Guidance” above. Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including increased competition, potential higher average costs to offer new curricula, the company’s effectiveness in its regulatory compliance efforts, variability in the expense and effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended December 31,		For the six months ended December 31,
	2005	2004	2005	2004
		Restated		Restated
Net revenues	$244,467	$246,781	$480,761	$471,391
Operating expenses:
Educational services	135,238	133,158	272,515	256,736
General and administrative	23,372	22,902	45,768	42,697
Marketing and admissions	66,487	57,650	129,291	113,526
Stock based compensation	1,895	116	3,915	145

Total operating expenses	226,992	213,826	451,489	413,104

Income from operations	17,475	32,955	29,272	58,287
Interest (income)	(1,411)	(717)	(2,612)	(1,194)
Interest expense	889	981	1,778	1,912
Other (income) expense	139	(155)	153	(332)

Income (loss) before provision for income taxes	17,858	32,846	29,953	57,901
Provision (benefit) for income taxes	7,135	12,426	11,852	22,872

Net income	$10,723	$20,420	$18,101	$35,029

Income per common share:
Basic	$0.12	$0.23	$0.20	$0.39
Diluted	$0.12	$0.22	$0.20	$0.38
Weighted average common shares outstanding:
Basic	90,573	90,500	90,944	90,426
Diluted	92,005	92,798	92,300	92,509

Selected Consolidated Balance Sheet Data (unaudited)
	December 31, 2005	June 30, 2005
Cash, restricted cash, and marketable securities	$115,234	$99,238
Receivables, net (including long term notes receivable)	49,599	58,324
Current assets	231,238	229,965
Total assets	671,073	674,572
Current liabilities	167,965	139,707
Long-term debt and capital leases (including current portion)	51,922	66,791
Total liabilities	279,393	263,747
Total stockholders’ equity	391,680	410,825